EXHIBIT 11

                           ROBERTSON-CECO CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                 (Thousands, except share and per share amounts)
                                   (Unaudited)

                                                             Three Months Ended        Six Months Ended
                                                                   June 30                 June 30
                                                              1997        1996          1997     1996


PRIMARY:
Income from continuing operations . . . . . . . . . .    $   4,335     $   6,545     $   7,495   $  9,807
Extraordinary gain on debt
redemption  . . . . . . . . . . . . . . . . . . . . .            -             -         4,568          -
Net income  . . . . . . . . . . . . . . . . . . . . .    $   4,335     $   6,545     $  12,063   $  9,807

Average number of shares
of common stock outstanding . . . . . . . . . . . . .       16,0561        6,009        16,056     16,009
Incremental shares to
reflect dilutive effect of deferred
compensation plan     . . . . . . . . . . . . . . . .            31          108            31        111

Total shares  . . . . . . . . . . . . . . . . . . . .        16,087       16,117        16,087     16,120

Per common share:
Income from continuing operations . . . . . . . . . .   $       .27    $     .41     $     .47   $    .61
Extraordinary gain on debt redemption . . . . . . . .             -            -           .28          -

Primary earnings per share  . . . . . . . . . . . . .   $       .27    $     .41     $     .75   $    .61





                                                                      EXHIBIT 11

                           ROBERTSON-CECO CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                 (Thousands, except share and per share amounts)
                                   (Unaudited)

                                                             Three Months Ended             Six Months Ended
                                                                   June 30                     June 30
                                                             1997         1996            1997          1996

FULLY DILUTED:
  Income from continuing operations   . . . . . . . .     $   4,335       $    6,545      $  7,495      $  9,807
  Extraordinary gain on debt
    redemption  . . . . . . . . . . . . . . . . . . .             -                -         4,568             -

    Net income  . . . . . . . . . . . . . . . . . . .     $   4,335       $   6,545       $ 12,063      $  9,807

  Average number of shares
    of common stock outstanding   . . . . . . . . . .         16,056         16,009         16,056        16,009
  Incremental shares to
    reflect dilutive effect of deferred
    compensation plan   . . . . . . . . . . . . . . .             31            108             31           111

  Total shares    . . . . . . . . . . . . . . . . . .         16,087         16,117         16,087        16,120

Per common share:
  Income from continuing operations   . . . . . . . .     $      .27      $     .41       $    .47      $    .61
  Extraordinary gain on debt redemption   . . . . . .              -              -            .28             -

    Fully diluted earnings per share  . . . . . . . .     $      .27      $     .41       $    .75      $    .61


